PRESS RELEASE

Ingredion Incorporated	CONTACTS:
5 Westbrook Corporate Center	Investors: Noah Weiss, 773-896-5242
Westchester, IL 60154	Media: Rick Wion, 708-209-6323

INGREDION INCORPORATED REPORTS THIRD QUARTER 2025 RESULTS
•Third quarter 2025 reported and adjusted* operating income decreased 7% and 10% compared to the third quarter 2024
•Third quarter 2025 reported and adjusted EPS were $2.61 and $2.75, compared with $2.83 and $3.05 in the third quarter 2024
•Adjusting full-year guidance for reported EPS to be in the range of $11.11 to $11.31 and adjusted EPS to be in the range of $11.10 to $11.30

WESTCHESTER, Ill., November 4, 2025 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported its 2025 third quarter results.
“The benefits of Ingredion’s diversified business portfolio were evident in the quarter as our Texture & Healthful Solutions segment delivered another strong quarter of sales volume and operating income growth while our F&II businesses were impacted by lower volume demand and operational challenges at our largest facility in the U.S.,” stated Jim Zallie, president and CEO of Ingredion.
“Texture & Healthful Solutions delivered a solid performance with 4% sales volume growth, led by double digit sales increases for clean label ingredient solutions in U.S./Canada and Asia-Pacific. Our solutions portfolio, comprised of customized formulations and differentiated products, outpaced the segment’s net sales growth. New specialty solutions capacity investments to be completed in the next few quarters will further position us to meet growing customer reformulation requirements.”
“Our Food & Industrial Ingredients—U.S./CAN segment operating income dipped 18%, primarily due to ongoing production challenges at our Chicago plant following the fire we experienced in late June, as well as reduced consumer beverage and food demand in response to rising retail prices. Our F&II—LATAM segment operating income decreased 11% versus last year, driven by our brewing customer and product mix management and weaker overall brewing industry demand. Furthermore, consumer demand softened throughout LATAM in the quarter as higher inflation, interest rates, and uncertainty impacted GDP growth.”
“Our strategic pillars continue to guide our focus on delivering profitable growth, accelerating innovation, and driving operating excellence against a changing and uncertain macroeconomic climate. We will continue to deploy capital toward organic growth opportunities and M&A that expand and strengthen our Texture & Healthful Solutions portfolio. We also remain committed to returning capital to shareholders through dividends and share repurchases.”

*Reported results are in accordance with U.S. generally accepted accounting principles “GAAP.” Adjusted financial measures are non-GAAP financial measures. See “II. Non-GAAP Information” in the Supplemental Financial Information that follows the Condensed Consolidated Financial Statements for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS THIRD QUARTER 2025 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	3Q24	3Q25
Reported Diluted EPS	$2.83	$2.61
Impairment charges	0.08	—
Restructuring and resegmentation costs	0.08	0.05
Net gain on sale of business	(0.21)	—
Tax items and other matters	0.27	0.09
Adjusted Diluted EPS**	$3.05	$2.75
Estimated factors affecting changes in Reported and Adjusted EPS

3Q25
Total items affecting adjusted diluted EPS**	(0.30)
Total operating items	(0.31)
Margin	(0.22)
Volume	(0.12)
Foreign exchange	0.03
Other income	—
Total non-operating items	0.01
Financing costs	(0.06)
Non-controlling interests	—
Tax rate	0.02
Shares outstanding	0.05
** Totals may not sum or recalculate due to rounding

INGREDION REPORTS THIRD QUARTER 2025 RESULTS – Page 3
Business Review
Total Ingredion
Net Sales

$ in millions	2024	FX Impact	Volume	S. Korea Volume*	Price Mix	2025	Change	Change excl. FX
Third Quarter	1,870	15	(39)	—	(30)	1,816	(3%)	(4%)
Year-to-Date	5,630	(28)	(11)	(24)	(105)	5,462	(3%)	(2%)
*Represents loss of volume due to the sale of our South Korea business
•Third quarter net sales decreased 3% from the same quarter last year. The decrease was driven by lower volume from each of the F&II segments and price mix, primarily from lower raw material costs, partially offset by T&HS volume increases.
Reported Operating Income

$ in millions	2024	FX Impact	Business Drivers	Restructuring/Impairment	Other	2025	Change	Change excl. FX
Third Quarter	268	3	(31)	11	(2)	249	(7%)	(8%)
Year-to-Date	721	(1)	33	25	18	796	10%	11%
Adjusted Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Third Quarter	282	3	(31)	254	(10%)	(11%)
Year-to-Date	768	(1)	33	800	4%	4%
Operating Income
•Third quarter reported and adjusted operating income were $249 million and $254 million. The difference in reported versus adjusted operating income was primarily attributable to restructuring costs from our Cost2Compete initiatives. Excluding foreign exchange impacts, reported operating income was down 8% and adjusted operating income was down 11% from a year ago.

INGREDION REPORTS THIRD QUARTER 2025 RESULTS – Page 4
Texture & Healthful Solutions
Net Sales

$ in millions	2024	FX Impact	Volume	Price Mix	2025	Change	Change excl. FX
Third Quarter	600	12	21	(28)	605	1%	(1%)
Year-to-Date	1,785	24	81	(84)	1,806	1%	—
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Third Quarter	96	2	7	105	9%	7%
Year-to-Date	256	5	54	315	23%	21%
•Third quarter operating income for Texture & Healthful Solutions was $105 million, an increase of $9 million from a year ago, driven by lower raw material costs and favorable volume impacts, partially offset by unfavorable price mix. Excluding foreign exchange impacts, segment operating income was up 7%.
Food & Industrial Ingredients–LATAM
Net Sales

$ in millions	2024	FX Impact	Volume	Price Mix	2025	Change	Change excl. FX
Third Quarter	620	5	(44)	4	585	(6%)	(7%)
Year-to-Date	1,866	(39)	(80)	7	1,754	(6%)	(4%)
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	Argentina JV	2025	Change	Change excl. FX
Third Quarter	131	1	(13)	(3)	116	(11%)	(12%)
Year-to-Date	362	(4)	6	6	370	2%	3%
•Third quarter operating income for Food & Industrial Ingredients–LATAM was $116 million, a decrease of $15 million from a year ago, driven primarily by lower brewing industry volumes, customer and product mix management and softer consumer demand. Excluding foreign exchange impacts, segment operating income was down 12%.

INGREDION REPORTS THIRD QUARTER 2025 RESULTS – Page 5
Food & Industrial Ingredients–U.S./Canada
Net Sales

$ in millions	2024	FX Impact	Volume	Price Mix	2025	Change	Change excl. FX
Third Quarter	548	(1)	(30)	(10)	507	(7%)	(7%)
Year-to-Date	1,644	(9)	(50)	(35)	1,550	(6%)	(5%)
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Third Quarter	99	—	(18)	81	(18%)	(18%)
Year-to-Date	291	(3)	(29)	259	(11%)	(10%)
•Third quarter operating income for Food & Industrial Ingredients–U.S./Canada was $81 million, a decrease of $18 million from a year ago. The decrease resulted primarily from continued production challenges at one of our large manufacturing facilities and lower-than-expected beverage and food volume demand.
All Other**
Net Sales

$ in millions	2024	FX Impact	Volume	S. Korea Volume*	Price Mix	2025	Change	Change excl. FX
Third Quarter	102	(1)	14	—	4	119	17%	18%
Year-to-Date	335	(4)	38	(24)	7	352	5%	6%
*Represents loss of volume due to the sale of our South Korea business
Segment Operating Loss

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Third Quarter	(4)	—	—	(4)	NM	NM
Year-to-Date	(18)	1	12	(5)	NM	NM
•Third quarter operating loss for All Other was flat from the prior year, reflecting improvements in the plant-based protein business offset by lower profits from the Pakistan business.
** All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales by our Pakistan business, sales of stevia and other ingredients from our PureCircle and Sugar Reduction businesses, and pea protein ingredients from our Protein Fortification business.
Other Financial Items
•At September 30, 2025, total debt was $1.8 billion, and cash, including short-term investments, was $921 million, versus $1.8 billion and $1.0 billion at December 31, 2024.
•In the third quarter, net financing costs were $7 million, compared to $1 million for the third quarter of 2024, driven by lower foreign exchange gains this quarter.

INGREDION REPORTS THIRD QUARTER 2025 RESULTS – Page 6
•Reported and adjusted effective tax rates for the third quarter were 28.6% and 26.4%, respectively, compared to 30.8% and 26.9%, respectively, for the year-ago period. The decrease in the reported effective tax rate was primarily driven by an adverse ruling by tax authorities in the prior year quarter and the change in value of the Mexican peso against the U.S. dollar. These impacts were partially offset by the change in our permanent reinvestment status of a certain foreign affiliate during the third quarter of 2025 and the tax treatment related to the sale of our South Korea business in 2024.
•Net capital expenditures were $298 million through September 30, 2025.
Dividends and Share Repurchases
In the third quarter, the Company paid $54 million in dividends to shareholders and on August 27, 2025, declared a quarterly dividend of $0.82 per share that was paid on October 21, 2025 (compared to the prior quarterly dividend of $0.80 per share), which represents the 11th consecutive annual increase. Year-to-date through September 30, 2025, the Company repurchased $134 million shares of common stock.
Updated Full-Year 2025 Outlook
The Company expects its full-year 2025 reported EPS to be in the range of $11.11 to $11.31 and adjusted EPS to be in the range of $11.10 to $11.30.

This guidance reflects tariff levels in effect as of the end of October 2025. In addition, this guidance excludes any acquisition-related integration and restructuring costs, as well as any potential impairment costs.
The Company now expects full-year 2025 net sales to be flat to down low single-digits, reflecting volume growth in T&HS, offset by lower price mix on pass through of lower raw material costs and expected foreign exchange impacts.
Reported and adjusted operating income are both expected to be up low single-digits to mid-single-digits for full-year 2025.
The 2025 full-year outlook further assumes the following: Texture & Healthful Solutions operating income is now expected to be up high double-digits, driven by sales volume growth; Food & Industrial Ingredients—LATAM operating income is now expected to be flat to up low single-digits; Food & Industrial Ingredients—U.S./CAN operating income is now expected to be down low double-digits; and All Other operating income is still anticipated to approach breakeven profitability.
Corporate costs for full-year 2025 are still expected to be up high single-digits, driven by IT investments and project-related costs to advance our digital infrastructure.
For full-year 2025, the Company expects a reported effective tax rate of 25.5% to 26.5%, and an adjusted effective tax rate of 26.0% to 27.0%.
Cash from operations for full-year 2025 is expected to be in the range of $800 million to $900 million, which includes a return to investing in working capital balances. Capital expenditures for the full year are expected to be approximately $400 to $425 million.

INGREDION REPORTS THIRD QUARTER 2025 RESULTS – Page 7
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, November 4, 2025, at 8 a.m. CT/ 9 a.m. ET, hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website and available to download a few hours before the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in nearly 120 countries. With 2024 annual net sales of approximately $7.4 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers located around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for full-year 2025 reported and adjusted earnings per share, net sales, reported and adjusted operating income, segment net sales and operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, and capital expenditures, and any other statements regarding our prospects and our future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations, or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “opportunities,” “potential,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including changes in consumer practices, preferences, demand and perceptions that may lessen demand for the products we make; geopolitical conflicts and actions arising from them, including the impacts on the availability and prices of raw materials and energy supplies, supply chain interruptions, and volatility in foreign exchange and interest rates; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; our reliance on purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition and brewing industries; the risks associated with pandemics; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil, and the ability to pass through price increases in our key inputs; price fluctuations, supply chain disruptions, tariffs, duties and shortages affecting inputs to our procurement, production processes and delivery channels, including raw materials, energy costs and availability and cost of freight and logistics; our ability to contain costs, achieve budgets and realize expected synergies, including our ability to complete planned maintenance and investment projects on time and on budget as well as to effectively manage freight and

INGREDION REPORTS THIRD QUARTER 2025 RESULTS – Page 8
shipping costs and hedging activities; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions, divestitures, or strategic alliances on favorable terms, as well as to successfully conduct due diligence, integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to such transactions; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact of legal and regulatory proceedings, lawsuits, claims and investigations; the impact of any impairment charges on our goodwill or long-lived assets; the impact on our business of political events, trade and international disputes, war, threats or acts of terrorism, and natural disasters; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation or the occurrence of other significant events beyond our control; changes in our tax rates or exposure to additional income tax liability; risks affecting our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; increases in interest rates that could increase our borrowing costs; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2024, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Change %	Nine Months Ended September 30,		Change %
	2025	2024		2025	2024
Net sales	$1,816	$1,870	(3%)	$5,462	$5,630	(3%)
Cost of sales	1,361	1,391		4,064	4,288
Gross profit	455	479	(5%)	1,398	1,342	4%
Operating expenses	203	198	3%	604	578	4%
Other operating expense (income), net	—	1		(15)	5
Restructuring/impairment charges	3	12		13	38
Operating income	249	268	(7%)	796	721	10%
Financing costs	7	1		28	30
Net (gain) on sale of business	—	(8)		—	(90)
Other non-operating expense	1	2		1	2
Income before income taxes	241	273	(12%)	767	779	(2%)
Provision for income taxes	69	84		198	222
Net income	172	189	(9%)	569	557	2%
Less: Net income attributable to non-controlling interests	1	1		5	5
Net income attributable to Ingredion	$171	$188	(9%)	$564	$552	2%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	64.3	65.3		64.4	65.6
Diluted	65.4	66.5		65.5	66.6

Earnings per common share of Ingredion:
Basic	$2.66	$2.88	(8%)	$8.76	$8.41	4%
Diluted	$2.61	$2.83	(8%)	$8.61	$8.29	4%

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$915	$997
Short-term investments	6	11
Accounts receivable, net	1,312	1,093
Inventories	1,225	1,187
Prepaid expenses and assets held for sale	58	67
Total current assets	3,516	3,355
Property, plant and equipment, net	2,435	2,264
Intangible assets, net	1,273	1,264
Other non-current assets	609	561
Total assets	$7,833	$7,444

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$57	$44
Accounts payable, accrued liabilities and liabilities held for sale	1,221	1,237
Total current liabilities	1,278	1,281
Long-term debt	1,741	1,787
Other non-current liabilities	490	486
Total liabilities	3,509	3,554

Share-based payments subject to redemption	58	60
Redeemable non-controlling interests	7	7

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 shares issued at September 30, 2025 and December 31, 2024	1	1
Additional paid-in capital	1,156	1,152
Less: Treasury stock (common stock: 14.1 and 13.3 shares at September 30, 2025 and December 31, 2024) at cost	(1,466)	(1,355)
Accumulated other comprehensive loss	(950)	(1,086)
Retained earnings	5,497	5,092
Total Ingredion stockholders’ equity	4,238	3,804
Non-redeemable non-controlling interests	21	19
Total stockholders’ equity	4,259	3,823
Total liabilities and stockholders’ equity	$7,833	$7,444

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Nine Months Ended September 30,
	2025	2024
Cash from operating activities
Net income	$569	$557
Non-cash charges to net income:
Depreciation and amortization	165	160
Mechanical stores expense	50	45
Net (gain) on sale of business	—	(90)
Impairment charges	6	26
Deferred income taxes	2	19
Margin accounts	3	7
Changes in other trade working capital	(235)	248
Other	(21)	28
Cash provided by operating activities	539	1,000
Cash from investing activities
Capital expenditures and mechanical stores purchases, net	(298)	(170)
Proceeds from sale of business	12	255
Investments in unconsolidated affiliates, net	(11)	—
Other	(5)	(6)
Cash (used for) provided by investing activities	(302)	79
Cash from financing activities
Payments on borrowings, net	(37)	(12)
Commercial paper borrowings, net	—	(327)
Repurchases of common stock, net	(134)	(87)
Common stock activity for share-based compensation, net	(12)	21
Purchases of non-controlling interests	—	(40)
Dividends paid, including to non-controlling interests	(157)	(156)
Cash used for financing activities	(340)	(601)
Effects of foreign exchange rate changes on cash and cash equivalents	21	(2)
(Decrease) increase in cash and cash equivalents	(82)	476
Cash and cash equivalents, beginning of period	997	401
Cash and cash equivalents, end of period	$915	$877

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(dollars in millions, except for percentages)
I. Segment Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change %	Change Excl. FX %	Nine Months Ended September 30,		Change %	Change Excl. FX %
	2025	2024			2025	2024
Net Sales:
Texture & Healthful Solutions (i)	$605	$600	1%	(1%)	$1,806	$1,785	1%	—%
Food & Industrial Ingredients–LATAM (ii)	585	620	(6%)	(7%)	1,754	1,866	(6%)	(4%)
Food & Industrial Ingredients–U.S./Canada (iii)	507	548	(7%)	(7%)	1,550	1,644	(6%)	(5%)
All Other (iv)	119	102	17%	18%	352	335	5%	6%
Total Net Sales	$1,816	$1,870	(3%)	(4%)	$5,462	$5,630	(3%)	(2%)

Operating Income (Loss):
Texture & Healthful Solutions	$105	$96	9%	7%	$315	$256	23%	21%
Food & Industrial Ingredients–LATAM	116	131	(11%)	(12%)	370	362	2%	3%
Food & Industrial Ingredients–U.S./Canada	81	99	(18%)	(18%)	259	291	(11%)	(10%)
All Other	(4)	(4)	NM	NM	(5)	(18)	NM	NM
Corporate	(44)	(40)	(10%)	(10%)	(139)	(123)	(13%)	(13%)
Adjusted Operating Income	254	282	(10%)	(11%)	800	768	4%	4%
Restructuring and resegmentation costs	(3)	(6)			(7)	(12)
Impairment charges	—	(8)			(6)	(26)
Other matters	(2)	—			9	(9)
Total Operating Income	$249	$268	(7%)	(8%)	$796	$721	10%	11%
Notes to Net Sales
(i)Net of inter-segment sales of $7 million and $11 million for the third quarter of 2025 and 2024, and $25 million and $42 million for year-to-date 2025 and 2024.
(ii)Net of inter-segment sales of $12 million and $13 million for the third quarter of 2025 and 2024, and $39 million and $33 million for year-to-date 2025 and 2024.
(iii)Net of inter-segment sales of $25 million and $19 million for the third quarter of 2025 and 2024, and $85 million and $70 million for year-to-date 2025 and 2024.
(iv)Net of inter-segment sales of $3 million and $4 million for the third quarter of 2025 and 2024, and $10 million and $11 million for year-to-date 2025 and 2024.

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), non-GAAP historical financial measures are used, which exclude certain GAAP items such as restructuring and resegmentation costs, net gain on sale of business, impairment charges, Mexico tax item, and other specified items. The term “adjusted” is generally used when referring to these non-GAAP financial measures.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. Expected financial measures may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. Non-GAAP adjustments are generally made to adjusted financial measures, which increases management’s confidence in its ability to forecast adjusted financial measures than in its ability to forecast GAAP financial measures. These non-GAAP measures, including non-GAAP expected measures, should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the Company’s non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended September 30, 2025		Nine Months Ended September 30, 2025
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$171	$2.61	$564	$8.61

Adjustments:

Restructuring and resegmentation costs (i)	3	0.05	6	0.09

Impairment charges (iii)	—	—	4	0.06

Other matters (iv)	1	0.02	(7)	(0.10)

Tax item–Mexico (v)	(3)	(0.05)	(10)	(0.15)

Other tax matters (vi)	8	0.12	6	0.09

Non-GAAP adjusted net income attributable to Ingredion	$180	$2.75	$563	$8.60

II. Non-GAAP Information (continued)

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$188	$2.83	$552	$8.29

Adjustments:

Restructuring and resegmentation costs (i)	5	0.08	9	0.14

Net gain on sale of business (ii)	(14)	(0.21)	(86)	(1.29)

Impairment charges (iii)	6	0.08	28	0.41

Other matters (iv)	—	—	7	0.11

Tax item–Mexico (v)	8	0.12	12	0.18

Other tax matters (vi)	10	0.15	12	0.18

Non-GAAP adjusted net income attributable to Ingredion	$203	$3.05	$534	$8.02
Net income and EPS may not sum or recalculate due to rounding.
Notes
(i)For the three and nine months ended September 30, 2025, we recorded pre-tax restructuring charges of $3 million and $7 million, primarily related to decommissioning costs for previously announced plant closures and restructuring charges. For the three and nine months ended September 30, 2024, we recorded pre-tax resegmentation charges of $6 million and $12 million, primarily related to the resegmentation of the business effective January 1, 2024.
(ii)During the three and nine months ended September 30, 2024, there were pre-tax gains of $8 million and $90 million on the sale of our South Korea business.
(iii)During the nine months ended September 30, 2025, we recorded $6 million of pre-tax impairment charges on our equity investments. During the nine months ended September 30, 2024, we recorded $26 million of pre-tax impairment charges, which included pre-tax impairment charges of $8 million related to property, plant and equipment associated with manufacturing operations in the United Kingdom for the three months ended September 30, 2024, and $18 million primarily for impairment charges on our equity method investments in the second quarter of 2024.
(iv)During the three and nine months ended September 30, 2025, there were pre-tax expenses of $2 million and pre-tax benefits of $9 million, primarily related to insurance recoveries and a favorable judgment related to certain indirect taxes. During the nine months ended September 30, 2024, there was a pre-tax charge of $9 million for tornado damage incurred at a U.S. warehouse.
(v)We recorded tax provisions of $3 million and $10 million for the three and nine months ended September 30, 2025 and tax benefits of $8 million and $12 million for the three and nine months ended September 30, 2024, as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Mexico financial statements during the period.
(vi)During the three and nine months ended September 30, 2025, we changed our permanent reinvestment status of a foreign affiliate, U.S. state deferred tax remeasurement, recapture of prior year U.S. tax benefits, and tax impacts of the above non-GAAP adjustments. These were partially offset by a benefit from our ability to realize future tax losses in Canada and interest on previously recognized tax benefits for certain Brazilian local incentives that were previously taxable.

II. Non-GAAP Information (continued)

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating income	$249	$268	$796	$721

Adjustments:

Restructuring and resegmentation costs (i)	3	6	7	12

Impairment charges (iii)	—	8	6	26

Other matters (iv)	2	—	(9)	9

Non-GAAP adjusted operating income	$254	$282	$800	$768
For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended September 30, 2025			Nine Months Ended September 30, 2025
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$241	$69	28.6%	$767	$198	25.8%

Adjustments:

Restructuring and resegmentation costs (i)	3	—		7	1

Impairment charges (iii)	—	—		6	2

Other matters (iv)	2	1		(9)	(2)

Tax item–Mexico (v)	—	3		—	10

Other tax matters (vi)	—	(8)		—	(6)

Adjusted Non-GAAP	$246	$65	26.4%	$771	$203	26.3%

	Three Months Ended September 30, 2024			Nine Months Ended September 30, 2024
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$273	$84	30.8%	$779	$222	28.5%

Adjustments:

Restructuring and resegmentation costs (i)	6	1		12	3

Net gain on sale of business (ii)	(8)	6		(90)	(4)

Impairment charges (iii)	8	2		26	(2)

Other matters (iv)	—	—		9	2

Tax item–Mexico (v)	—	(8)		—	(12)

Other tax matters (vi)	—	(10)		—	(12)

Adjusted Non-GAAP	$279	$75	26.9%	$736	$197	26.8%
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings Per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings Per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2025
	Low End of Guidance	High End of Guidance
GAAP EPS	$11.11	$11.31

Adjustments:

Restructuring and resegmentation costs (i)	0.09	0.09

Impairment charges (iii)	0.06	0.06

Other matters (iv)	(0.10)	(0.10)

Tax item–Mexico (v)	(0.15)	(0.15)

Other tax matters (vi)	0.09	0.09

Adjusted EPS	$11.10	$11.30
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Income Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Income Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Income Tax Rate Range for Full-Year 2025
	Low End of Guidance	High End of Guidance
GAAP ETR	25.5%	26.5%

Adjustments:

Restructuring and resegmentation costs (i)	(0.1%)	(0.1%)

Impairment charges (iii)	0.1%	0.1%

Other matters (iv)	—%	—%

Tax item–Mexico (v)	1.0%	1.0%

Other tax matters (vi)	(0.5%)	(0.5%)

Adjusted ETR	26.0%	27.0%
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.